U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 8, 2021

ODYSSEY GROUP INTERNATIONAL, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-250896	47-1022125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2372 Morse Avenue

Irvine, CA 92614

(Address of principal executive offices)

(619) 832-2900

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.001 par value)	ODYY	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On January 7, 2021, Odyssey Group International, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Prevacus, Inc. (“Prevacus”). Pursuant to APA, the Company will purchase the assets and all of the rights, interests and intellectual property in a certain drug program (PRV-002) for treating mild brain trauma (concussion) and delivery device (the “Asset”). The APA is attached hereto and incorporated herein as if set forth in Exhibit 10.5.

Upon the terms and conditions stated in the APA, the Company has agreed to purchase the Asset and Prevacus has agreed to sell, upon the terms and conditions set forth in the APA (i) 7,000,000 shares of Company Common Stock (the “Closing Share Consideration”); plus (ii) the Milestone Consideration, if any. The Milestone Consideration may be earned by Prevacus and the Company may pay to Prevacus as follows: (i) 2,000,000 shares of Company Common Stock when the United States Patents are revived in the name of Company by the U.S. Patent and Trademark Office and any international patents that have lapsed revived in the name of the Company by the respective country’s patent offices. The value of 2,000,000 shares of Company Common Stock when the United States Patents for the Asset are revived in the name of Company shall not exceed Six Million Dollars ($6,000,000) based on the ask price on the date the payment is due; (ii) 1,000,000 shares of Company Common Stock upon successful first dosing in a Phase I Clinical Trial for the Asset; (iii) 2,000,000 shares of Company Common Stock upon the grant and issuance to Company of Patent for the drug-device combination for the Asset and the Delivery Device from the U.S. Patent and Trademark Office; The value of 2,000,000 shares of Company Common Stock when the Patents for the Asset are revived in the name of Company shall not exceed Ten Million Dollars ($10,000,000) based on the ask price on the date the payment is due; (iv) 1,000,000 shares of Company Common Stock upon Company’s receipt of net proceeds to Company of at least $1,000,000 in a Non-Dilutive Financing; The Non-Dilutive Financing must relate directly to the development of the Asset and the Delivery Device. This milestone will expire (I) one (1) year after the Closing Date or (II) for any grant Non-Dilutive Financing submitted prior to the one year anniversary of the Closing Date the milestone will stay effective until the second year anniversary of the Closing Date. After two (2) years after the closing of the transaction, Company will have no further liability under this subsection; (v) 2,000,000 shares of Company Common Stock if Company sells the Asset, after a Phase Ib Clinical Trial for which Company, is the sponsor is complete, but prior to completion of a Phase II Clinical Trial, to a Third Party resulting in net proceeds to Company of at least $50,000,000; The value of 2,000,000 shares of Company Common Stock when sold, and so long as the sale is for more than $50,000,000 dollars, shall not exceed Twenty-Five Million Dollars ($25,000,000) based on the ask price on the date the payment is due; (vi) 4,000,000 shares of Company Common Stock upon the successful completion of a Phase II Clinical Trial for the Asset that leads to (I) Company’s sale of the Asset to a Third Party resulting in net proceeds to Company of at least $50,000,000, or (II) the administration of the first dose of to a human being in a Phase III Clinical Trial for the Asset for which Company; (vii) 2,000,000 shares of Company Common Stock after the first dosing in a human as part of a Phase 2 clinical trial and the successful completion of a Phase 1B human clinical trial, as determined by Company in its sole discretion.

The form of APA is attached to this Current Report on Form 8-K and is incorporated herein by reference. The description of the APA contained herein is a summary and is qualified in its entirety by reference to the form of the APA.

The transaction is subject to certain closing conditions by each Party including the satisfaction of certain debts by Prevacus and shareholder approval by Prevacus shareholders. The transaction is expected to Close on or before February 28, 2021.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Number	Exhibit
10.5	Asset Purchase Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2021	Odyssey Group International, Inc.

	By:	/s/ J. Michael Redmond
Chief Executive Officer

3